PRESS RELEASE

Contact:	Investors:
Symmetry Medical Inc.	The Ruth Group
Fred L. Hite	Zack Kubow
Senior Vice President	(646) 536-7020
Chief Financial Officer	zkubow@theruthgroup.com
(574) 371-2218
Media:
Jason Rando
The Ruth Group
(646) 536-7025
jrando@theruthgroup.com

Symmetry Medical Centralizes Businesses Under CEO

Enhances customer interaction and standardizes operations

Chief Operating Officer USA role eliminated

Warsaw, Indiana, April 19, 2011 – Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopaedic device industry and other medical markets, announced a new management reporting structure that streamlines its operations in a matrix structure to strengthen quality and customer service.  The Company’s implant, instrument and case businesses will now report directly to Thomas J. Sullivan, President and Chief Executive Officer.

In order to further enhance collaboration with multi-national customers and accelerate speed to market, Symmetry has organized its global sales force under the leadership of Dean L. Trippiedi, Senior Vice President of Sales. Symmetry will now have a single OEM customer support organization, which will enable improved project management as more customers turn to Symmetry for its Total Solutions® capabilities across multiple divisions and global manufacturing infrastructure.  Symmetry will also continue to integrate its multiple facilities into its existing ERP platform in order to support real time decision making in response to customer need and greater connectivity with customer’s global planning systems.  The information technology organization will be centralized under the leadership of Michelle L. Jeffrey, Vice President of Finance.

The Company has also centralized its quality and regulatory personnel under the leadership of D. Darin Martin, Senior Vice President of Quality Assurance/Regulatory Affairs and Compliance Officer.  With an industry leading investment in quality and regulatory infrastructure, consolidation of these critical processes will enable Symmetry to have a uniform and strengthened Company-wide quality and regulatory system and best leverage its investments in these areas.  As customers continue to place a greater emphasis on supplier quality, Symmetry is uniquely positioned to meet their global business needs.

Mr. Trippiedi and Mr. Martin will report directly to Thomas J. Sullivan.  Ms. Jeffrey will continue to report to Fred L. Hite, Senior Vice President and CFO.  Previously, the Company’s sales, information technology, and quality and regulatory personnel reported to their respective business managers.  The USA implant, instrument and case businesses previously reported to the Company’s Chief Operating Officer USA, Michael W. Curtis.  As part of the organizational change, the COO – USA role has been eliminated and Mr. Curtis will leave the organization effective April 29. 2011.  Mr. Sullivan, stated, “Mike Curtis has been an important member of the Symmetry team since 2002.  I would like to thank him for his long service and dedication to Symmetry and I wish him the best in the future.”

Christopher W. Huntington, Chief Operating Officer Asia, will continue to lead Symmetry’s growth in Asia and its flagship Malaysia manufacturing capability.  Mr. Huntington’s role will be expanded to include responsibility for Symmetry’s strategic roadmap and acquisition strategy.  Mr. Huntington will continue to report to Mr. Sullivan.

SSI, the Company’s direct business located in Nashville, TN and led by Lee T. Crowe, General Manager SSI, will continue to report directly to Mr. Sullivan.  This will allow continued focus on a high growth area of the business as the SSI team continues to deliver double digit sales increases through a broader geographical reach as well as a product line actively being expanded through multiple alliances, investments and new product introductions.

Relative to the corporate reorganization, Mr. Sullivan added, “In the three months since I joined Symmetry, I have had the opportunity to conduct a thorough review of our operations and believe that this new management structure will allow us to have closer relationships with our customers and improve our company-wide efficiency.  I am excited to have the opportunity to work directly with each of our businesses, which will allow me to be closely involved in our day-to-day operations, enhance my understanding of our customers’ needs, and manage the implementation and refinement of our growth strategies.  The new management structure will also allow Symmetry to better serve its customers through a streamlined sales structure and ensure that we realize the full benefit of our quality, regulatory, and information technology investments across our entire business.”

About Symmetry Medical Inc.
Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopaedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements
Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

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